Exhibit 99.1

Contact:	800 S. Douglas Road, 12th Floor
J. Marc Lewis, Vice President-Investor Relations	Coral Gables, Florida 33134
305-406-1815	Tel: 305-599-1800
305-406-1886 fax	Fax: 305-406-1960
marc.lewis@mastec.com	www.mastec.com

For Immediate Release

MasTec Announces Strong First Quarter Revenue and Earnings

•	Record First Quarter Revenue-an Increase of 24%, with 19% Organic, Non-acquisition Growth

•	Continuing Operations Adjusted EBITDA of $79 Million-an Increase of 61%

•	Continuing Operations Adjusted EBITDA Margin of 8.6%-a 190 Basis Points Improvement

•	Continuing Operations Adjusted Diluted EPS of $0.27 versus $0.14 Last Year-an Increase of 93%

•	2013 Continuing Operations Adjusted EBITDA Now Forecast at $425 Million

Coral Gables, FL (May 2, 2013) — MasTec, Inc. (NYSE: MTZ) today announced 2013 first quarter financial results with better-than-expected revenue and earnings. In addition, the Company’s first quarter revenue was a record level.

During the first quarter of 2013, MasTec upsized and completed a public offering for $400 million of 4.875% senior notes, due 2023. The proceeds were used to repurchase and redeem its $150 million of 7.625% senior notes, due 2017, repay the outstanding loan balance under MasTec’s senior credit facility and for future general corporate purposes. Given the increased size of the senior notes offering, the Company will carry higher debt levels over the rest of the year and the incremental funds received from the offering may not be fully utilized in 2013. The Company’s earnings guidance includes additional interest costs of approximately $0.04 to $0.05 per share resulting from the senior notes offering.

The Company’s 2013 first quarter results include a loss on extinguishment of debt associated with the retirement of the old senior notes which was $5.6 million pre-tax, $3.4 million after-tax, or $0.04 per share. This debt extinguishment loss was specifically excluded from the Company’s prior earnings guidance and is excluded from continuing operations adjusted earnings and EBITDA, earnings before interest, taxes, depreciation and amortization, non-GAAP measures, discussed below. A reconciliation to GAAP measures is attached.

Revenue for the 2013 first quarter was $919 million compared to $738 million for the first quarter of 2012, an increase of 24%. The first quarter organic, or non-acquisition, revenue growth rate was 19% and was led by growth in oil and gas pipeline and facilities, electrical transmission and wireless construction.

First quarter 2013 continuing operations diluted earnings per share was $0.23 compared to $0.14 for the first quarter of 2012, an increase of 64%. Excluding the $3.4 million after tax debt extinguishment loss, continuing operations adjusted diluted earnings per share, a non-GAAP measure, was $0.27, compared to $0.14 last year, an increase of 93%. Similarly, excluding the debt extinguishment loss, continuing operations adjusted EBITDA, was $79 million, compared to $49 million for the first quarter of 2012, an increase of 61%. First quarter 2013 continuing operations adjusted EBITDA margin was 8.6% compared to 6.7% last year.

Jose R. Mas, MasTec’s Chief Executive Officer, commented, “MasTec had an excellent first quarter. We exceeded all of our estimates for revenue, EBITDA, net income and earnings per share. Additionally, we updated full year revenue guidance to the high end of our previous estimate, as well as increased our full year EBITDA guidance. Our outlook is strong and we expect another record year.”

C. Robert Campbell, MasTec’s Executive Vice President and CFO, added, “We were extremely pleased with our recent issuance of $400 million of ten-year senior notes, with a 4.875% interest rate. We believe that the credit market recognized our increasing financial strength and business outlook. MasTec joins a relatively select number of public companies with similar credit ratings that have been able to issue 10-year notes with less than a 5% coupon rate. Our capital structure continues to improve and we currently expect to have adequate capital to fully take advantage of our numerous growth opportunities.”

For our full year guidance, we currently expect revenue to be at the upper end of our prior range, at $4.0 billion. Additionally, we are increasing our estimate for continuing operations adjusted EBITDA to $425 million and refining our continuing operations adjusted diluted earnings per share estimate to $1.80, inclusive of $0.04 to $0.05 per share of additional interest costs related to the recent upsized senior note offering. The continuing operations adjusted EBITDA margin is currently estimated at 10.6%. The Company’s adjustments to full year guidance include (1) $6-7 million in higher interest costs reflecting the increased dollar amount of senior notes outstanding due to the new bond issuance and (2) approximately $5-7 million in higher depreciation expense due to higher capital expenditures and capital leases related to increased investment in support of anticipated large contracts in oil and gas and electrical transmission for 2013 and beyond. The Company’s current guidance excludes the impact of any potential future acquisitions.

For the second quarter of 2013, the Company expects revenue of approximately $950 million. Second quarter 2013 continuing operations EBITDA is estimated to be $103 million with continuing operations diluted earnings per share of approximately $0.42. Second quarter continuing operations EBITDA margin is currently estimated to be 10.8%.

As previously disclosed, the guidance above excludes the first quarter loss on extinguishment of debt. A reconciliation to GAAP measures is attached.

Management will hold a conference call to discuss these results on Friday, May 3, 2013 at 9:00 a.m. Eastern time. The call-in number for the conference call is (913) 312-0420 and the replay number is (719) 457-0820, with a pass code of 9835231. The replay will be available for 30 days. Additionally, the call will be broadcast live over the Internet and can be accessed and replayed through the Investors section of the Company’s website at www.mastec.com.

Summary financial statements for the quarters are as follows:

Condensed Unaudited Consolidated Statements of Operations

(In thousands, except per share amounts)

	For the Three Months Ended March 31,
	2013	2012
Revenue	$918,648	$738,257
Costs of revenue, excluding depreciation and amortization	791,499	652,247
Depreciation and amortization	31,753	20,717
General and administrative expenses	48,885	37,304
Interest expense, net	10,045	8,951
Loss on extinguishment of debt	5,624	—
Other income, net	(826)	(461)

Income from continuing operations before provision for income taxes	$31,668	$19,499
Provision for income taxes	(12,348)	(7,804)

Income from continuing operations before non-controlling interests	$19,320	$11,695
Discontinued operations:
(Loss) income from discontinued operations, net of tax	$(947)	$2,475

Net income	$18,373	$14,170

Net income (loss) attributable to non-controlling interests	3	(2)

Net income attributable to MasTec, Inc.	$18,370	$14,172

Earnings per share:

Basic earnings (loss) per share:
Continuing operations	$0.25	$0.15
Discontinued operations	(0.01)	0.03

Total basic earnings per share	$0.24	$0.18

Basic weighted average common shares outstanding	76,608	80,615

Diluted earnings (loss) per share:
Continuing operations	$0.23	$0.14
Discontinued operations	(0.01)	0.03

Total diluted earnings per share	$0.22	$0.17

Diluted weighted average common shares outstanding	84,094	83,901

Condensed Unaudited Consolidated Balance Sheets

(In thousands)

	March 31, 2013	December 31, 2012
Assets
Current assets	$1,125,658	$1,028,774
Current assets of discontinued operations	20,091	18,591
Property and equipment, net	383,174	350,378
Goodwill and other intangibles, net	956,899	961,807
Available for sale auction rate securities	14,767	14,408
Other assets	32,607	31,013
Long-term assets of discontinued operations	7,670	7,648

Total assets	$2,540,866	$2,412,619

Liabilities and Shareholders’ Equity
Current liabilities	$689,221	$705,817
Current liabilities of discontinued operations	2,508	4,569
Acquisition-related contingent consideration, net of current portion	116,179	135,712
Long-term deferred tax liabilities, net	122,597	119,388
Long-term debt	685,390	546,323
Other liabilities	39,316	38,875
Shareholders’ equity	885,655	861,935

Total liabilities and shareholders’ equity	$2,540,866	$2,412,619

Condensed Unaudited Consolidated Statements of Cash Flows

(In thousands)

	Three Months Ended March 31,
	2013	2012
Net cash provided by operating activities	$31,816	$43,445
Net cash used in investing activities	(32,096)	(16,581)
Net cash provided by (used in) financing activities	83,682	(27,062)

Net increase (decrease) in cash and cash equivalents	83,402	(198)
Net effect of currency translation on cash	(60)	49
Cash and cash equivalents-beginning of period	26,767	20,280

Cash and cash equivalents-end of period	110,109	20,131

Cash and cash equivalents of discontinued operations	862	4,286

Cash and cash equivalents of continuing operations	$109,247	$15,845

Reconciliation of Non-GAAP Disclosures and Supplemental Disclosures-Unaudited

(In millions, except for percentages and per share amounts)

EBITDA and Adjusted EBITDA Reconciliation

	Three Months Ended		Three Months Ended
	March 31, 2013		March 31, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$19.3	2.1%	$11.7	1.6%
Interest expense, net-continuing operations	10.0	1.1%	9.0	1.2%
Provision for income taxes-continuing operations	12.3	1.3%	7.8	1.1%
Depreciation and amortization-continuing operations	31.8	3.5%	20.7	2.8%

EBITDA and margin-continuing operations	$73.5	8.0%	$49.2	6.7%
Loss on extinguishment of debt	5.6	0.6%	—	0.0%

Adjusted EBITDA and margin-continuing operations	$79.1	8.6%	$49.2	6.7%

Adjusted Net Income and Earnings per Share Reconciliations

	Three Months
	March 31,
	2013	2012
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$19.3	$11.7
Loss on extinguishment of debt, net of tax	3.4	—

Adjusted income from continuing operations	$22.8	$11.7

(Loss) income from discontinued operations, net of tax	(0.9)	2.5

Adjusted net income	$21.8	$14.2

Adjusted EPS Reconciliation
Diluted earnings per share-continuing operations	$0.23	$0.14
Loss on extinguishment of debt, net of tax	0.04	—

Adjusted diluted earnings per share from continuing operations	$0.27	$0.14

Diluted (loss) earnings per share-discontinued operations	(0.01)	0.03

Adjusted diluted earnings per share	$0.26	$0.17

Guidance and Adjusted EBITDA Reconciliation

	Years Ended
	2013 Est.	2012	2011
Income from continuing operations before non-controlling interests	$148	$116.6	$97.5
Interest expense, net-continuing operations	44	37.4	34.5
Provision for income taxes-continuing operations	95	76.1	61.8
Depreciation and amortization-continuing operations	133	92.0	74.2

EBITDA-continuing operations	$419	$322.1	$267.9
EBITDA margin-continuing operations	10.5%	8.6%	9.5%
Legal settlement reserve	—	9.6	—
Gain from remeasurement of equity interest in acquiree	—	—	(29.0)
Multi-employer pension plan withdrawal charge	—	—	6.4
Loss on extinguishment of debt	6	—	—

Adjusted EBITDA-continuing operations	$425	$331.7	$245.3

Adjusted EBITDA margin-continuing operations	10.6%	8.9%	8.7%

Guidance, Adjusted Net Income and EPS Reconciliations

	Years Ended
	2013 Est.	2012	2011
Adjusted Net Income Reconciliation
Income from continuing operations before non-controlling interests	$148	$116.6	$97.5
Legal settlement reserve, net of tax	—	5.8	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(17.8)
Multi-employer pension plan withdrawal charge, net of tax	—	—	3.9
Loss on extinguishment of debt, net of tax	3	—	—

Adjusted income from continuing operations	$151	$122.5	$83.6

Adjusted EPS Reconciliation
Diluted earnings per share-continuing operations	$1.76	$1.42	$1.13
Legal settlement reserve, net of tax	—	0.07	—
Gain from remeasurement of equity interest in acquiree, net of tax	—	—	(0.20)
Multi-employer pension plan withdrawal charge, net of tax	—	—	0.05
Loss on extinguishment of debt, net of tax	0.04	—	—

Adjusted diluted earnings per share from continuing operations	$1.80	$1.50	$0.97

Guidance and EBITDA Reconciliation

	Guidance for Three Months Ended		Three Months Ended
	June 30, 2013		June 30, 2012
	Total	Percent of Revenue	Total	Percent of Revenue
Income from continuing operations before non-controlling interests	$36	3.8%	$31.2	3.2%
Interest expense, net-continuing operations	11	1.1%	9.5	1.0%
Provision for income taxes-continuing operations	23	2.4%	19.9	2.0%
Depreciation and amortization-continuing operations	33	3.5%	21.8	2.2%

EBITDA and margin-continuing operations	$103	10.8%	$82.4	8.3%

Tables may contain differences due to rounding.

MasTec, Inc. is a leading infrastructure construction company operating mainly throughout North America across a range of industries. The Company’s activities include the engineering, building, installation, maintenance and upgrade of energy, communication and utility infrastructure, such as: electrical utility transmission and distribution, natural gas and petroleum pipeline infrastructure, wireless, wireline and satellite communications, wind farms, solar farms and other renewable energy, industrial infrastructure and water and sewer systems. MasTec’s customers are primarily in the utility, communications and government industries. The Company’s corporate website is located at www.mastec.com. Jose Mas, CEO of MasTec, has led the Company since April of 2007.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act. These statements are based on management’s current expectations and are subject to a number of risks, uncertainties, and assumptions, including further or continued economic downturns, reduced capital expenditures, reduced financing availability, customer consolidation and technological and regulatory changes in the industries we serve; market conditions, technical and regulatory changes that affect us or our customers’ industries; our ability to accurately estimate the costs associated with our fixed-price and other contracts and performance on such projects; our ability to replace non-recurring projects with new projects; our ability to retain qualified personnel and key management, including from acquired businesses, enforce any noncompetition agreements, integrate acquired businesses within the expected timeframes and achieve the revenue, cost savings and earnings levels from such acquisitions at or above the levels projected; the impact of the American Recovery and Reinvestment Act of 2009, the American Taxpayer Relief Act of 2012 and any similar local or state tax legislation and other regulations affecting renewable energy, electrical transmission, broadband and related projects and expenditures; the effect of state and federal regulatory initiatives, including costs of compliance with existing and future environmental requirements; our ability to attract and retain qualified managers and skilled employees; trends in oil and natural gas prices; increases in fuel, maintenance, materials, labor and other costs; fluctuations in foreign currencies; the timing and extent of fluctuations in geographic, weather, equipment and operational factors affecting the industries in which we operate; any material changes in estimates for legal costs or case settlements or adverse determinations on any claim, lawsuit or proceeding; the highly competitive nature of our industry; our dependence on a limited number of customers; the ability of our customers, including our largest customers, to terminate or reduce the amount of work, or in some cases prices paid for services on short or no notice under our contracts; the impact of any unionized workforce on our operations, including labor availability and relations; liabilities associated with multiemployer union pension plans, including underfunding and withdrawal liabilities, for our operations that employ unionized workers; any liquidity issues related to our securities held for sale; the adequacy of our insurance, legal and other reserves and allowances for doubtful accounts; any exposure related to our divested state

Department of Transportation projects and assets; restrictions imposed by our credit facility, senior notes, convertible notes and any future loans or securities; the outcome of our plans for future operations, growth and services, including business development efforts, backlog, acquisitions and dispositions; any dilution or stock price volatility which shareholders may experience in connection with shares we may issue as consideration for earn-out obligations in connection with past or future acquisitions, or as a result of conversions of convertible notes or other stock issuances; as well as other risks detailed in our filings with the Securities and Exchange Commission. Actual results may differ significantly from results expressed or implied in these statements. We do not undertake any obligation to update forward-looking statements.